Exhibit 99.1

For Immediate Release January 24, 2011	Contact:	Stacy Frole	(419	) 627-2227

CEDAR FAIR BOARD SPLITS CHAIRMAN AND CEO ROLES IN RESPONSE

TO UNITHOLDERS’ VOTE AT SPECIAL MEETING HELD JANUARY 11, 2011

•	Results of Special Meeting confirmed

SANDUSKY, OHIO, January 24, 2011 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced the appointment of C. Thomas (“Tom”) Harvie as non-executive, independent chairman of the Board of Directors, effective immediately.

Harvie succeeds Dick Kinzel as the Company’s chairman. Kinzel voluntarily relinquished his chairman position in response to unitholders’ support of the proposal regarding the separation of the chairman and chief executive roles. Kinzel will remain as president and chief executive officer of Cedar Fair through the end of his contract on January 3, 2012. The proposal passed with approximately 54 percent of the vote at the Special Meeting of Unitholders, held on January 11, 2011, to consider two amendments to the partnership agreement as proposed by Q Funding III, L.P. and Q4 Funding, L.P. (“Q Investments”). Given the complexity of voting tabulation caused by the two distinct sets of proxy materials used in such special meetings, the results required a verification and reconciliation process by an independent inspector of elections.

Harvie, who has served as an independent director of Cedar Fair since 2008, chairs the corporate governance committee and the CEO succession planning committee. Most recently, Harvie served as senior vice president, general counsel and secretary for The Goodyear Tire & Rubber Company.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

CEDAR FAIR BOARD SPLITS CHAIRMAN AND CEO ROLES IN RESPONSE TO

UNITHOLDERS’ VOTE AT SPECIAL MEETING HELD JANUARY 11, 2011

January 24, 2011

Harvie’s appointment is in line with the Board’s newly adopted policy, which requires the separation of the chairman and chief executive officer roles and states that the chairman of the Board will be independent of the Company.

Harvie commented, “We believe today’s actions will help ensure a smooth and seamless leadership transition for Cedar Fair as it enters a new era of growth and sustained value creation for its unitholders. The Board recognizes the valuable leadership that Dick Kinzel has provided the Company during his years of service as Chairman and CEO, and appreciates his continued commitment to the Company. I look forward to serving in this strategic leadership and governance role as we complete the CEO succession planning transition process and continue to build on the Company’s strong 2010 performance.” The appointment of the non-executive, independent chairman will be reviewed by the Board on a periodic basis.

As announced on December 6, 2010, the Board has retained Korn/Ferry International, one of the world’s leading executive recruiting firms, to assist in its ongoing CEO succession planning process, which is expected to be completed by the end of the second quarter of this year.

The Company also announced that Proposal #2, which called for the amendment to the partnership agreement to require the payment of cash distributions to unitholders as a higher priority than reducing leverage and strengthening the Company’s balance sheet for the future, failed to receive the requisite number of votes required for approval by unitholders. Three of the four leading proxy advisory firms recommended that unitholders vote against the proposal.

“The Board recognizes that unitholders have a vested and continuing interest in the payment of a sustainable and growing distribution,” said Kinzel. “The Company is – and always has been – deeply committed to the payment of a distribution to our unitholders. Consistent with that commitment, the Board has agreed to review the distribution strategy during the 2011 first quarter in combination with our 2010 full-year results. As part of that process, we will consider all options available under our

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

CEDAR FAIR BOARD SPLITS CHAIRMAN AND CEO ROLES IN RESPONSE TO

UNITHOLDERS’ VOTE AT SPECIAL MEETING HELD JANUARY 11, 2011

January 24, 2011

current capital structure with respect to the payment of future distributions. As evidenced by the past 24 years the payment of a distribution is among the Board’s highest priorities.”

The Company today filed an 8K with the Securities and Exchange Commission which sets forth the detail of the final voting results, as certified by the independent inspector of elections. The filing can be accessed via the SEC website at www.sec.gov.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233